EXHIBIT 99.2

UNAUDITED PRO FORMA BALANCE SHEET AS OF JUNE 30, 2011 AND UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS THROUGH AUGUST 31, 2011

First Quantum Ventures, Inc

A Development Stage Company

Unaudited Pro Forma Combined Financial Information

August 31, 2011

The Company will account for the acquisition under the purchase method of accounting for business combinations. Under the purchase method of accounting in a business combination effected through an exchange of equity interest, the entity that issues the equity interest is generally the acquiring entity.  In some business combinations (commonly referred to as reverse acquisitions), however, the acquired entity issues the equity interest.  Accounting for business combinations requires consideration of the facts and circumstances surrounding a business combination that generally involves the relative ownership and control of the entity by each of the parties subsequent to the acquisition.  Based on a review of these factors, the acquisition will be accounted for as a reverse acquisition, i.e. the Company will be considered the acquired company and DiMi will be considered the acquiring company.  As a result, the Company’s assets and liabilities will be incorporated into DiMi’s balance sheet based on the fair value of the net assets acquired.  Further, the Company’s operating results will not include the Company’s results prior to the date of closing.  The Company’s fiscal year end will change to DiMi’s fiscal year end of August 31 following the closing.

The following unaudited pro forma condensed balance sheet as of June 30, 2011 and the unaudited pro forma condensed statement of operations for the fiscal year ended June 30, 2011 for First Quantum Ventures, Inc. (hereafter referred to as the “Company”) and for the period ended August 31, 2011 for DiMi Telematics, Inc. (hereafter referred to as “DiMi”) was prepared as if the acquisition was effective as of July 1, 2010, after giving effect to the pro forma adjustments.

The unaudited pro forma condensed financial statements, as described above, should be read in conjunction with the audited historical financial statements and notes thereto included herein for the fiscal year ended June 30, 2011 for the Company and the audited financial statements and notes for the period ended August 31, 2011 for DiMi also included herein.

The pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the future financial position or future results of operations of the combined enterprise after the acquisition of DiMi by the Company, or of the financial position or results of operations of the combined enterprise that would have actually occurred had the acquisition been effected as of the dates described above. As a result of the transaction, the Company owns 100% equity interest in DiMi.

First Quantum Ventures, Inc.

(A Development Stage Company)

Condensed Pro Forma Balance Sheet

as of June 30, 2011 (Unaudited)

			Pro Forma Adjustments		Pro Forma Balance Sheet
Assets	DiMi	FQVE		Notes
Current assets
Cash	$117,382	$831			$118,213

Total current assets	117,382	831	-		118,213

Intellectual property, net	1,971	-	(131)	c	1,840.00
Total assets	$119,353	$831	$(131)		$120,053

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued liabilities	$29,249	$7,344			36,593
Total Current Liabilities	29,249	7,344	-		36,593

Long term Liabilities
Long-term line of credit payable		49,500			49,500
Total long term liabilities	-	49,500	-		49,500

Total Liabilities	29,249	56,844	-		86,093

Stockholders' Equity
Common stock, $.001 par value: 500,000,000 authorized; 101,879,232 shares issued and outstanding on June 30, 2011	14,350	29,429	(14,350)	b
			87,450	a
			(15,000)	d	101,879

Additional paid in capital	299,840	295,487	(366,579)	b
			(87,450)	a
			15,000	d	156,298

Accumulated deficit	(224,086)	(380,929)	380,929	b
			(131)	c	(224,217)
Total stockholders' equity	90,104	(56,013)	(131)		33,960
Total liability and stockholders' equity	$119,353	$831	$(131)		120,053

First Quantum Ventures, Inc.

(A Development Stage Company)

Condensed Pro Forma Statement of Operation

For the Year Ended June 30, 2011 (unaudited)

					Pro Forma
			Pro Forma		Statement of
	DiMi	FQVE	Adjustments	Notes	Operations

Revenue	$-	$-			$-

Operating expenses
Selling, general and administrative expenses	224,086	35,964			$260,050
			131	c
Total operating expenses	224,086	35,964	131		260,050

Other Income (Expense)
Interest expense		(4,383)			$(4,383)
Total Other Income (Expense)	-	(4,383)	-		(4,383)

Loss before income tax	(224,086)	(40,347)	(131)		(264,433)
Provision for income tax	-	-			-
Net Loss	$(224,086)	$(40,347)	$(131)		$(264,433)

These pro forma adjustments represent the Company’s preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that the Company believes to be reasonable. Consequently, the amounts reflected in the pro forma financial statements are subject to change, and the final amounts may differ substantially.

The accompanying unaudited pro forma combined financial statements do not give effect to any cost savings, revenue synergies or restructuring costs which may result from the integration of DiMi and the operations of the Company. Further, actual results may be different from these unaudited pro forma combined financial statements.

On October 28, 2011, First Quantum Ventures entered into a Share Exchange Agreement with DiMi Telematics, Inc. shareholders.  Pursuant to the agreement, First Quantum Ventures issued 87,450,000 shares of common stock in exchange for all outstanding shares and warrants to purchase common shares of DiMi Telematics, Inc. (DTI), First Quantum Ventures, Inc. received 145,750,000 shares of common stock and warrants to purchase 21,625,000 shares of common stock.  The Company will assume operation of DiMi Telematics, Inc. and enter the Telematics/M2M industry.  At the closing of the Share Exchange Agreement, DiMi will become a wholly-owned subsidiary of First Quantum Ventures, Inc. and the Company will acquire the business and operations of DiMi. The Exchange Agreement contains customary representations, warranties, and conditions.

The unaudited pro forma condensed balance sheet combines the balance sheet of DiMi as of August 31, 2011 and the balance sheet of First Quantum Ventures, Inc. as of June 30, 2011, and gives pro forma effect to the above transaction as if it had occurred on July 1, 2010. The unaudited pro forma statement of operations combines the operations of DiMi for the period of inception to August 31, 2011 and the operation of the Company for the fiscal year ended June 30, 2011 and assumes that the acquisition took place on July 1, 2010. The unaudited pro forma combined condensed financial statements are based upon the historical financial statements of DiMi and the Company after considering the effect of the adjustments described in the footnotes that follow.

The pro forma adjustments are comprised of the following elements:

A

Reflects the issuance of 87,450,000 share for the acquisition of 100% of DiMi outstanding stock

B

Reflects the consolidation of DiMi into the Company, reflecting DiMi as the acquirer and the Company as the acquired.

C

Reflects an adjustment for amortization for a period of one year in connection to the acquisition of intangible property owned by DiMi

D

Reflects cancellation of 15,000,000 shares of common stock at the closing of the Share Exchange Agreement.

4